Alexion Announces $500 Million Share Repurchase Program

CHESHIRE, Conn.— December 15, 2014 -- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced that the Company’s Board of Directors has authorized a new share repurchase program of up to $500 million. The new share repurchase program will take effect upon completion of the Company’s current program, which has approximately $22 million remaining of its previously authorized $400 million.

Under the program, purchases may be made from time to time on the open market, including through10b5-1 trading plans, or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission. Alexion expects to fund all purchases from cash on hand and future cash flows from operations. The Board’s authorization is open-ended and does not establish a timeframe for the purchases. The Company is not obligated to acquire a particular number of shares, and the program may be discontinued at any time at the Company’s discretion.

About Alexion

Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with paroxysmal nocturnal hemoglobinuria (PNH) and atypical hemolytic uremic syndrome (aHUS), two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates, including asfotase alfa, across multiple therapeutic areas. This press release and further information about Alexion can be found at: www.alexionpharma.com.

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Safe Harbor Statement

This news release contains forward-looking statements, including statements related to the funding, timing and scope of the Company's stock repurchase program. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ from those expected, including for example, then current market conditions, anticipated cash flow and a variety of other factors and risks set forth from time to time in Alexion's filings with the US Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended September 30, 2014 and in our other filings with the US Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Contact:
Alexion:
Media
Irving Adler, 203-271-8210
Executive Director, Corporate Communications
or
Kim Diamond, 203-439-9600
Senior Director, Corporate Communications
or
Investors
Elena Ridloff, CFA, 203-699-7722
Executive Director, Investor Relations